Exhibit 10.5

COMMERCIAL LOAN/NOTE AMENDMENT AGREEMENT

Sten Corporation	Citizens Independent Bank	The Note
10275 Wayzata Blvd, St. 310 Minnetonka, MN 55305	5000 West 36th Street. St. Louis Park, MN 55416 [ ] St. Louis Park Office [X] Hopkins Office [ ] Robbinsdale Office [ ] Plymouth Office	No. 4020716 Principal: $750.000.00 Dated: 1/18/06 Maturity: 4/1/06
(Hereafter referred to as “the Borrower”)	(Hereafter referred to as “the Bank”)

This Amendment is made the 8th day of January, 2007 between the “Bank” and Borrower and is intended to amend, by mutual agreement, the Note referenced above.  The Borrower specifically acknowledges and agrees that the Note, as amended, continues to be secured by all mortgages, security agreements, pledges, conditional sales contracts, assignments and all other security documents or agreements previously executed by the Borrower in favor of the Bank and may now or hereafter be secured by one or more other security documents and agreements.  All references in any such security documents and agreements to the “Note” shall be deemed to refer to the Note as amended by this Amendment and any previous Amendment(s).

All terms and conditions of the Note, except as expressly amended by this Amendment, shall remain in full force and effect and shall continue to be binding on the Borrower.  All representations and warranties made by Borrower in connection with the Note and this Amendment are deemed to be affirmed and ratified by this Amendment.

In consideration of the provisions indicated below, the Borrower and the Bank agree that the Note is amended to the extent necessary to incorporate the following terms:

1.

The present principal balance of the Note is $750,000

2.

Interest on the Note has been paid to January 8, 2007.

3.

The annual interest rate at which interest shall accrue on the principal and all other outstanding balances under the Note shall be as follows (check one):

[   ]

____ % effective as of the date of this amendment.

[X]

From the date hereof until fully paid, calculated on the basis of actual days elapsed in a year of 365/360 days at an annual rate of 0.50% above the Base Rate of interest established by the Bank from time to time as its “Base Rate,” which rate shall change as and when the Base Rate changes.  Base Rate is defined as Wall Street Journal Prime Rate as quoted in the Wall Street Journal.

4.

The maturity date of the Note shall be April 1, 2007, (the “Maturity Date”).

5.

Principal under the Note shall be due and payable as follows (check one):

[   ]

Periodic payments of $ ________ on the ____ day of each month commencing on the ____ day of ___________, 20___ and ending on the Maturity Date, when all  remaining principal and any other amounts outstanding under the Note shall be due and payable.

[X]

A single payment on the Maturity Date.

6.

All accrued but unpaid interest on the Note shall be due and payable as follows (check one):

[X]

On the 1st day of each month, commencing on February 1, 2007 and ending on the date when the principal and all other amounts outstanding under the Note are paid in full.

[   ]

In a single payment on the date when the principal and all other amounts outstanding under the Note are paid in full.

7.

Borrower hereby affirms any and all mortgages, security agreements, pledges, assignments and all other security documents or agreements previously executed by the Borrower in favor of the Bank and Borrower agrees to execute any other security documents and agreements which may now or hereafter be required by Bank to maintain its security position under the Note.

8.

Borrower acknowledges receipt of a full, true and complete copy of this Agreement.

BORROWER		CITIZENS INDEPENDENT BANK

By:	/s/ Kenneth W. Brimmer	By:	/s/ Gerald Weiser
	Sten Corporation Kenneth W. Brimmer		Citizens Independent Bank Gerald Weiser
Its:	CEO and Chairman	Its:	Vice President